Exhibit 10.1


                               AMENDMENT AGREEMENT


     AMENDMENT AGREEMENT made as of the 29th day of July, 1998, by and between Michael Prager ("Employee") and PennCorp Financial Group, Inc., a Delaware corporation ("Company"):

     WHEREAS, Employee has served as Senior Vice President, Senior Financial Officer and Chief Actuary of the Company; and

     WHEREAS, Employee and Company are parties to the Executive Retention Agreement, entered into on November __, 1997 (the "Agreement"); and

     WHEREAS, Employee's employment with Company has been terminated by Company without Cause (within the meaning provided in the Agreement); and

     WHEREAS, Employee and Company mutually acknowledge and agree that Employee will receive the payments and benefits provided for under Sections 3.1 and 3.3 of the Agreement by reason of the Company's termination of Employee's employment with Company without Cause; and

     WHEREAS, Company and Employee desire to provide for the consequences of such termination, to settle all claims, if any, between Employee and Company, its affiliates, directors, officers and employees for all matters relating to or arising out of such employment and the termination thereof and to provide for the continuing relationship between the parties during the period set forth below.

     NOW THEREFORE, for good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1. (a). Employee's employment with the Company will terminate as of the close of business on Wednesday, July 29, 1998.

        (b). Employee represents and warrants to the Company that during the course of his employment with the Company (i) he has not committed any act of fraud, willful misconduct or gross negligence and (ii) to the best of his knowledge and belief no person under his general supervision committed any act of fraud, willful misconduct or gross negligence.

     2. Company shall pay Employee 25% of the amounts specified in Paragraphs "a" and "b" of Section 3.1 and Section 3.3 (as amended by Paragraph 5 hereof) of the Agreement on or before July 31, 1998, 25% on August 17, 1998, and the final 50% on or before March 31, 1999; provided that the Company has substantially performed and met its obligations hereunder, the Company shall not be bound to make the 50% payment on March 31, 1999 unless Employee has substantially performed all his obligations under

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this Amendment  Agreement;  and pay (i) upon  submission of an expense report to the Company, accrued and unpaid reasonable business expenses incurred by Employee prior to the Termination Date, in accordance with Company's policy and
(ii) Employee's retirement and welfare benefits accrued, vested and unpaid prior to the Termination Date. For purposes of determining the amount due Employee pursuant to paragraph "b" of Section 3.1 and Section 3.3 of the Agreement, Employee's annual base salary rate during 1996 and 1997 was $225,000 and during 1998 was $250,000; and Employee's annual incentive bonus for 1996 and 1997 was $150,000 and $118,000, respectively.

     3. In exchange for the Company's undertakings in this Amendment Agreement, Employee for himself and for his heirs, executors, administrators and assigns (hereinafter referred to collectively as "Releasors"), forever releases and discharges Company and any of its subsidiaries, divisions, affiliates or related business entities, successors and assigns and any of its or their past or present shareholders, directors, officers, attorneys, agents, trustees, administrators, employees or assigns (whether acting as agents for Company or in their individual capacities) (hereinafter referred to collectively as "Releasees"), for any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have or may have against Releasees for any reason from the beginning of time through the date hereof except for Company's undertakings in this Amendment Agreement. In the event that Company does not timely pay the amounts that are owed pursuant to the provisions set forth in Paragraph 2 herein, the release provided for in this Paragraph 3 shall be rendered unenforceable.

     4. In exchange for Employee's undertakings in this Amendment Agreement, the Company for itself and its subsidiaries, divisions, affiliates or related business entities, successors and assigns and any of its or their past or present shareholders, directors, officers, attorneys, agents, trustees, administrators, employees or assigns (hereinafter referred to collectively as "Employee's Releasees"), forever releases and discharges Employee and his heirs, executors, administrators and assigns from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Employee's Releasees ever had, now have or may have against Employee for any reason from the beginning of time through the date hereof; provided, however, that this Amendment Agreement shall not release claims for breach of the representations set forth in Paragraph 1 of this Amendment Agreement or for fraud, gross negligence or willful misconduct.

     5. Sections 1. (except for the definitions of "Annual Pay" and "Code"), 2., 3.2, 3.4 and 9. of the Agreement are terminated as no longer applicable; Paragraphs "a" and "b" of Section 3.1 and Section 3.3 of the Agreement are incorporated in and modified by the provisions of this Amendment Agreement; and the definitions of "Annual Pay" and "Code" in Section 1, Paragraphs "c", "d" and "f" of Section 3.1 and Sections 4. through 11. of the Agreement are incorporated herein without modification.

          (a). In lieu of the full time employment during a Transition Period as provided in Section 3.3 of the Agreement, Employee shall render consulting services on a

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full-time  (generally,  a 40 hour  week)  basis  to  Company  commencing  on the
Termination Date and ending 61 calendar days thereafter (such period shall be referred to as the "Transition Period"). During the Transition Period, Company shall pay Employee at the rate of $5,000 per week. During the Transition Period, Employee shall be assigned such duties and responsibilities as the Chairman of the Executive Committee reasonably and in good faith requests and Employee, having been a Senior Vice President and Chief Actuary of the Company over many years, has the knowledge, experience and qualifications to perform, including, but not limited to, the orderly transfer of his duties to his successor, and special projects (e.g., participating in the selling of one or more of the Company's subsidiaries and representing Company in connection with examinations by Departments of Insurance and other governmental or regulatory agencies. During the Transition Period, Employee shall be provided with the office, secretarial support and other facilities provided to Employee at the time of the execution of this Amendment Agreement.

          (b). In lieu of the casual employment during a Consulting Period as provided in Section 3.3 of the Agreement, Employee shall render consulting services on a casual basis to Company commencing on the day after the end of the Transition Period and ending one year thereafter (such period being referred to as the "Consulting Period"). Employee's duties during the Consulting Period are to be reasonably reachable by the Chairman of the Executive Committee or current Chair of the Operating Committee by telephone, facsimile and letter; to respond reasonably promptly when contacted; and when reasonably convenient to meet with one or more representatives of the Company, to discuss matters of the Company with which he was, is, or becomes, familiar, and which lie within his areas of responsibility during the years of his employment with the Company. Employee will not be paid additional compensation during the Consulting Period other than amounts called for in Section 3.3 of the Agreement (which amounts are included in the payments set forth in subparagraph a of Paragraph 2, hereof); provided his reasonable out-of-pocket expenses for complying with his duties shall be reimbursed by the Company against and upon presentation of vouchers therefore. Employee shall have the right to obtain new employment during the Consulting Period, Employee's consulting services hereunder shall be secondary to any new employment and Employee shall not be obligated in any way to disclose any propriety or non-public information regarding his then current employer.

          (c). During the Transition Period and the Consulting Period, Employee shall have no decision-making authority. Employee shall be promptly reimbursed for all out-of-pocket expenses incurred by Employee during the Transition Period and the Consulting Period, subject to documentation in accordance with policies of the Company. Employee shall not be liable to Company for any damages arising from any act or omission of Employee during the Transition Period and the Consulting Period except acts or omissions which would constitute fraud, gross negligence or willful misconduct.

     6. (a). Employee agrees following execution of this Amendment Agreement not to disparage or induce or encourage others to disparage the Company, its


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services,  its  products  or any of its current or former  affiliates,  members, officers, directors, employees or agents.

          (b). Company (and its subsidiaries and affiliates and employees and directors of such entities) agree following execution of this Amendment Agreement not to disparage or induce or encourage others to disparage Employee or his reputation as an actuarial professional.

     7. Employee shall not be obligated to secure new employment or take any other action by way of mitigation of the amounts payable to him under the provisions of this Amendment Agreement and the Agreement. Amounts payable to Employee hereunder and thereunder shall not be reduced by any compensation he may receive from a subsequent employer.

     8. With respect to the $310,380 non-recourse Promissory Note, dated September 8, 1997, from Employee to Company (the "1997 Note"), because the termination of Employee's employment with Company was not voluntary, the principal on the 1997 Note, together with accrued interest thereon shall continue to be due and payable on the earlier of (a) September 8, 2002, (b) the date on which the stock which secures the 1997 Note is sold or otherwise disposed of by Employee, (c) the date on which an Event of Default under the Stock Pledge Agreement, dated September 8, 1997, or (d) the date on which Employee and company mutually agree, in a writing duly signed by both.

     9. Employee acknowledges that Employee is required to return to Company and retain no copies at the end of the Transition Period all documents and information ever compiled by, or furnished to Employee regarding Company's business affairs, including without limitation, any memos, electronic discs or drives, letters and reports and all material of whatever and description related to any of Company's business affairs. The Company shall take reasonable best efforts to maintain documents and information returned to the Company by the Employee pursuant to this Paragraph with the Company's records over normal retention periods (at least three years). Employee may keep the following Company items currently in his possession: the laptop computer and software contained therein to the extent permitted under the license from such software, the fax machine currently located in Employee's home, and the laser printer currently located in his office.

     10. Employee acknowledges that in the course of Employee's employment with Company Employee has received information concerning Company which is not publicly available or which constitutes trade secrets or is otherwise confidential in nature (collectively called "Confidential Information").

          (a). Employee covenants and agrees that, except with the express written permission of the Company or as required by law or in response to inquiries from any governmental authority (which he shall not hereafter directly or indirectly initiate), he will not disclose or discuss Confidential Information of the Company or disseminate

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any opinions relating to that Confidential Information. Employee agrees that all
Confidential Information shall remain the sole and absolute property of the Company. Employee represents that he has not in the past disclosed Confidential Information, except on those occasions where he may have been required to do so in the course of performing his duties to the Company, to any person, entity or government authority without the prior permission or approval o the Company. Except as provided herein, Employee agrees not to use, disclose, disseminate, publish, reproduce or otherwise make available such Confidential Information to any person, firm, corporation or other entity.

     "Confidential Information" shall mean all documents, materials, knowledge, or information of any nature whatsoever disclosed to or developed by Employee or to which he had access as a result of his employment with the Company, and which was not publicly available information. Such Confidential Information shall include but not be limited to technical and business information and strategies, relating to inventions, research and development, engineering, products, designs, manufacturing methods, systems, improvements, trade secrets, formulas, processes, marketing, merchandising, selling, licensing, servicing, customer lists, records, financial, accounting or actuarial information, manuals or the Company strategic plans or operational objectives.

          (b). If Employee receives any inquiry or service of process from any person, entity or governmental authority which on its face requires him to disclose Confidential Information, Employee shall promptly and before disclosure give notice of same to the Company.

          (c). Company agrees that it shall promptly disclose to Employee any subpoena or written inquiry relating directly to matters within the employment, including the Transition Period, duties or responsibilities of Employee.

          (d). Company and Employee will use their best efforts to cooperate, when possible, in responding to any subpoena or inquiry relating directly to matters within the employment duties or responsibilities of Employee.

          (e). Employee shall continue to comply with all applicable laws relating to trade secrets, confidential information or unfair competition.

     11. Employee agrees that the covenant set forth in Paragraph 10 was a material inducement for the Company to enter into this Agreement and that any breach of such covenant would cause the Company irreparable injury and damage. Employee further agrees that in the event of such a breach, the damages would be difficult to ascertain and, therefore, if said breach is established, in addition to any other right or remedy which the Court may award (including, but not limited to damages and attorneys' fees), Company shall be entitled to obtain an award of appropriate injunctive relief without the positing of any bond or security, enjoining or restraining any violation or threatened violation of such covenants, and Employee hereby consents to the issuance of such an injunction.

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     12.  Employee  shall  not  for a  period  of two  years  commencing  on the
Termination Date, without the consent of Company, solicit or cause any entity of which he is affiliated to solicit any person who was a full-time employee or agent of Company or any of its subsidiaries or affiliates on the Termination Date or within 12 months prior to the Termination Date.

     13. Company shall indemnify Employee (and Employee's legal representatives or other successors), against all liabilities, costs, charges and expenses whatsoever incurred or sustained by Employee (or Employee's legal representatives or other successors) in connection with any threatened, pending or completed action, suit or proceeding to which Employee (and Employee's legal representatives or other successors) may be made a party or may be threatened to be made a party by reason of Employee being or having been a director, officer, employee, consultant or agent of the Company or any of its subsidiaries or having served as the request of the company or any of its subsidiaries as a director, officer, employee, consultant or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted under the Company's by-laws as in effect on the date hereof; provided, however, that the Employee shall not be entitled to indemnification for any conduct constituting willful misconduct, gross negligence or fraud as determined by a court having jurisdiction to hear and determine actions for indemnification, or for claims by the Company against Employee for breach of the representations in Paragraph 1 of this Amendment Agreement.

     14. Company's rights and obligations under this Amendment Agreement and the Agreement shall inure to, and be binding upon any successor to the business or to substantially all the assets of Company, whether by merger, purchase of stock or assets or otherwise, and such successor shall expressly assume such obligations.

     15. Employee acknowledges that: (i) he has carefully read this Amendment Agreement in its entirety; (ii) he has had an opportunity to consider fully the terms of this Amendment Agreement; (iii) he has been advised by an attorney of his choosing in connection with this Amendment Agreement; (iv) he fully understands the significance of all the terms and conditions of this Amendment Agreement; (v) he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (vi) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Amendment Agreement; and (vii) he is signing this Amendment Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

     16. This Amendment Agreement may be executed in one or more counterparts, each of which together shall constitute one and the same agreement.

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     WHEREFORE,  the parties hereto have caused this Amendment  Agreement and to be signed as of the day and date first written above.



                                        /s/ Michael Prager
                                        ------------------
                                            Michael Prager



                                        PENNCORP FINANCIAL GROUP, INC.

                                        By: /s/ Scott D. Silverman
                                        --------------------------
                                            Scott D. Silverman



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